Exhibit 10.2

[            ], 2015

[Name]

[Address]

Re: Post-Termination Exercise Period

Dear [Name]:

Hortonworks, Inc. (the “Company”) is pleased to offer you the following amendment concerning the terms of your equity with the Company. This offer, if not accepted, will expire at the close of business on [                ], 2015.

1. Option Grant. You and the Company entered into stock option agreements whereby the Company granted you (i) an option to purchase [                ] shares of the Company’s common stock on [                    ] under the Hortonworks, Inc. [2011 Stock Option and Grant Plan (the “2011 Stock Plan”); (ii) an option to purchase [                ] shares of the Company’s common stock on [                    ] under the 2011 Stock Plan; and (iii) an option to purchase [                ] shares of the Company’s common stock on [                    ] under the Hortonworks, Inc. 2014 Stock Option and Incentive Plan (the “2014 Stock Plan”) (collectively,] the “Stock Option Agreements”). The Company and you desire to amend the Stock Option Agreements, effective as of June 18, 2015, so that the options may be exercised, to the extent exercisable on the date of your termination (other than for Cause as defined in the Stock Option Agreements), until the Expiration Date (as defined in each Stock Option Agreement).

You acknowledge that the amendment to your Stock Option Agreements described herein shall cause such options that are incentive stock options to be taxable as non-statutory stock options.

2. Governing Law; Interpretation. This letter agreement will be interpreted and enforced under the laws of the State of California, without regard to conflict of law principles. In the event of any dispute, this letter agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this letter agreement.

3. Entire Agreement. This letter agreement constitutes the entire agreement between you and the Company. This letter agreement supersedes any previous agreements or understandings between you and the Company, except to the extent that any agreement is expressly preserved in this letter agreement. This letter agreement may only be amended by a written amendment executed by the Company and you.

4. Counterparts. This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered will be taken to be an original, but all of which together will constitute one and the same document.

* * * *

Please indicate your agreement to the terms of this letter agreement by signing as indicated below. If you have any questions, please call me at                     .

Very truly yours,

HORTONWORKS, INC.

By:
Title:

Accepted and agreed to:

[Name]

Date:

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